Exhibit 10.25

Working Capital Loan Contract (Rev.1/2012)

No.: 2H38921201001-2JK

Working Capital Loan Contract

China Everbright Bank

Borrower: Shenzhen Sanjun Power Industries Co., Ltd.

Address: Dalang Sub-district, Bao’an District, Shenzhen

Postal Code: 518000

Legal Representative: Wu Henian

Authorized Agent: /

Handled by: Zheng Xuesong

Tel: 15920012976

Fax: 28109420

Bank of Deposit: China Everbright Bank Co., Ltd Shenzhen Shangbu Branch

Account No.: 38920188000038601

Lending Bank: China Everbright Bank Co., Ltd Shenzhen Shangbu Branch

Address: 1/F, Archive Building, Shennan M. Road, Shenzhen

Postal Code: 518000

Legal Representative/Principal: Gao Yunliang

Authorized Agent: /

Handled by: Li Jie

Tel: 25941418

Fax: /

CONTENTS

Chapter 1 General

Chapter 2 Purpose of Loan

Chapter 4 Loan Interest Rate and Basis of Interest

Chapter 5 Disbursement and Use of Loan

Chapter 6 Repayment of Loan

Chapter 7 Guarantee

Chapter 8 Expenses and Compensation

Chapter 9 Borrower’s Representations and Warranties

Chapter 10 Breaches

Chapter 11 Miscellaneous

Chapter 12 Law Application and Dispute Settlement

Chapter 13 Effectiveness, Modification and Termination

Chapter 14 Attachments

Chapter 15 Supplemental Rules

Chapter 1 General

Whereas the Borrower has according to its business demands requested the Lending Bank to extend the Borrower an amount of loan and the Lending Bank through examinations has agreed to grant such a loan to the Borrower subject to the terms and conditions of this Contract.

In order to specify the rights and obligations of both Parties, in accordance with the national laws and regulations and the requirements of relevant supervision departments, and through mutual consultations, the Parties hereto are willing to enter into the following agreements for both Parties to comply with.

Chapter 2 Purpose of Loan

Article 1 It is determined through mutual consultations that:

1. The loan hereunder shall be used by the Borrower only for the purpose of working capital circulation, i.e. procurement of raw materials.

2. Borrower shall not use the loan capitals for investments such as fixed assets and equities, or the production and operation fields or purposes prohibited by the state.

3. Without prior written consent of the Lending Bank, the Borrower shall not alter the purpose of the loan as determined herein.

Chapter 3 Currency, Amount, Term and Granting of Loan

Article 2	The loan hereunder is in the principal amount of RMB 20 million Yuan (RMB Twenty Million Yuan).

Article 3	The term of this loan hereunder shall commence from Jan. 15, 2013 and expire on July 14, 2013.

Article 4	Upon complete fulfillment of the preconditions stipulated in Article 11 herein, the Lending Bank shall remit the amount of loan to the account of the Borrower opened with the Lending Bank in the way as specified in item 1 of the following:

1.	One time transfer, i.e. the Lending Bank shall remit the full amount of loan to the account of the Borrower opened with the Lending Bank on Jan. 15, 2013;

2.	Transfer by installment, i.e. the amount and date of each installment is stipulated as follows:

First installment:

(1) Amount of transfer: (in words);           /

(2) Date of transfer:             /

Second installment:

(1) Amount of transfer: (in words):            /

(2) Date of transfer:              /

Third installment:

(1) Amount of transfer: (in words):            /

(2) Date of transfer:            /

3.	Irregular Installments:

Transferred at any time as required with the times, amount and term in compliance with the records of certificate/documents of indebtedness.

Others terms: ______________________________/_________________________________

The loan hereunder, once transferred by the Lending Bank, is deemed to have been granted and the interest of this loan shall be calculated from the date of granting.

Chapter 4 Loan Interest Rate and Basis of Interest

Article 5	The Borrower shall pay to the Lending Bank interests based upon the loan granted by the Lending Bank hereunder and fixed (fixed / floating) rate shall be adopted for such a loan.

1.	If fixed interest rate is adopted, the annual interest rate shall be 6.44%.

2.	If floating interest rate is adopted, the annual interest rate shall be determined by means of approach of the following __/___:

A:	At the benchmark interest rate provided for by the People’s Bank of China: __/___%

B:	At an annual interest rate of __/___% with (upward/downward) fluctuation of __/___% by proportion of based on the benchmark interest rate of __/___% (benchmark interest rate over the same period) provided for by the People’s Bank of China.

C:	At an annual interest rate of __/___% with (upward/downward) fluctuation of __/___% by proportion of based on the benchmark interest rate of __/___% (benchmark interest rate over the same period) provided for by the People’s Bank of China.

Interest rate adjustment cycle: ____________________/___________________

Concrete date of adjustment: ____________________/___________________

3. Other terms: ________________________/______________________

Article 6	Both Parties agree that the Lending Bank has the right to determine a new interest rate for the loan hereunder based on the adjusted benchmark interest rate or basis of interest with the same upward/downward fluctuation of proportion/rate provided during the loan term the benchmark interest rate or the basis of interest has been adjusted by the People’s Bank of China and applies to the loan hereunder. The Lending Bank may implement such adjustment without prior consent of the Borrower and has the right to collect interest based on the adjusted loan interest or the basis of interest from the date of adjustment provided for by the People’s Bank of China.

Article 7	The interest on the loan hereunder shall be paid on monthly (quarterly/monthly) basis on the 20th day of a month.

Article 8	The interest on the loan hereunder shall be calculated on a 360 days per year basis and collected from the drawdown date based on the amount of loan remitted by the Lending Bank and the number of days the loan is occupied.

Article 9	If the Lender fails to repay the loan as stipulated hereunder, the Lending Bank has the right to collect interest at the overdue penalty interest rate from the overdue date to the pay-off date. The overdue penalty rate shall be loan interest rate as specified in Article 5 herein plus 30% (30%-50%) thereof.

If the Lender fails to use the loan for the purpose as stipulated hereunder, the Lending Bank has the right to collect interest at the appropriation penalty interest rate from the date of such violation by the Borrower to the date on which the Borrower has paid off the principal and interest. The appropriation penalty rate shall be loan interest rate as specified in Article 5 herein plus 50% (50%-100%) thereof.

Article 10	With respect to interest the Borrower fails to pay in time, the Lending Bank has the right to collect compound interest from the Borrower at the penalty interest rate.

Chapter 5 Disbursement and Use of Loan

Article 11 Unless the following preconditions are satisfied, the Lending Bank has no obligations to disburse to the Borrower the loan hereunder:

1.	Documents required by the Lending Bank (including but not limited to the transaction background materials relating to the repayment of the loan such as the Fund Repayment Plan or the Entrusted Loan Repayment Notification and Business Contracts etc to be provided by the Borrower prior to the disbursement of the loan) have been fully provided by the Borrower, the information contained in these documents has not changed and such documents continue to be valid or the Borrower has made explanations and descriptions satisfactory to the Lending Bank with respect to any changes;

2.	The Borrower has completed the certificate/documents of indebtedness relating to this drawdown which constitute part of this contract and have the same legal force therewith. If the amount, term and interest rate of the loan hereunder etc are not in conformity with the abovementioned certificate/documents of indebtedness, certificate/documents of indebtedness shall prevail;

3.	The borrower shall have government permits, approval, registration and other legal formalities relating to the loan hereunder handled according to relevant laws and regulations; and also the notarization of this contract etc if required by the Lending Bank;

4.	If the loan hereunder is secured, the Borrower shall according to the requirements of the Lending Bank have security contract concluded and other legal formalities such as the notification, registration and/or insurance of the collateral and such security and insurance shall remain valid;

5.	No breaching events specified herein have occurred to the Borrower;

With the above drawdown conditions fulfilled, the Lending Bank may according to Article 4 hereof remit the amount of loan to the following account of the Borrower opened with the Lending Bank.

Bank of Deposit: China Everbright Bank Co., Ltd Shenzhen Shangbu Branch

Account No.: 38920188000038601

Online payment service shall not be made available for the loan drawdown account unless with the consent of the Lending Bank.

Article 12 Payment of loan capital

1.	Means of payment of loan capital

The loan capital hereunder may be paid via either entrusted payment by the Lending Bank or direct payment by the Borrower.

Entrusted payment by the Lender means that the Lending Bank, according to the Borrower’s drawdown application and payment instruction, pays the loan capital, through the borrower’s account, to the counterpart of the Borrower consistent with the purposes stipulated herein.

Direct payment by the Borrower means that, after the Lender releases loan capital to the Borrower's account according to the Borrower's drawdown application, the Borrower directly pays such loan capital to its counterpart consistent with the purposes stipulated herein.

2. Conditions on payment of loan capital

1) Conditions and amount standard for entrusted payment by the Lender

The Borrower agrees that capital loans under any of the following circumstances shall be paid via entrusted payment by the Lending Bank according to relevant laws and regulations and rules of supervision department:

a.	The credit relationship with the Borrower is newly established and the Borrower has an average credit standing;

b.	The payment receiver is definite and the amount of a single payment is relatively large; or

c.	Other circumstances determined by the Lending Bank.

The Borrower agrees that minimum amount of a single entrusted payment hereunder is RMB ten million Yuan. During the validity of this contract, the Lending Bank has the right to adjust the minimum standard of such single payment according to its management requirements.

Where the single payment exceeds the above minimum amount, entrusted payment must be adopted. Direct payment by the Borrower shall be adopted under other circumstances. Where the loan capital is paid via entrusted payment, the Borrower shall take the Entrusted Loan Repayment Notification with the format as required by the Lending Bank as the only certificate for the payment of loan capital, otherwise the Borrower shall be responsible for any consequences in respect of payment delay, default of payment, dishonored check, recourse and compensation etc.

2) For circumstances other than entrusted payment as stipulated by aforesaid 1), direct payment by the Borrower shall be adopted.

Where direct payment by the Borrower is adopted, the Borrower shall submit a loan capital payment plan as required by the Lending Bank who shall after review and approval thereof remit the amount of loan to the abovementioned account according to the payment plan and the Borrower shall pay the loan capital according to the same plan and make a quarterly (monthly/quarterly) summary report to the Lending Bank with respect to the payment of loan capital.

Article 13 Change of payment means and conditions of triggering change

If during the payment of the loan the following circumstances occur to the Borrower, the Lending Bank has the right to negotiate with the borrower to add conditions for the granting and payment of the loan, or change the payment method:

1. The credit standing of the borrower deteriorates;

2. Its principal business profitability becomes weak;

3. There are abnormal circumstances in the use of loan capital;

4. Other circumstances deemed appropriate by the Lending Bank.

Article 14 Limited and prohibited behaviors of payment of loan capital

Where following circumstances occur after this Contract is signed, the Lending Bank can limit or even stop granting and paying the loan capital:

1.	The circumstances mentioned in Article 13 occur;

2.	The Lending Bank finds that the Borrower fails to pay or use the loan capital for the purposes as stipulated herein and performs other conducts in violation thereof;

3.	Borrower avoids the provisions on entrusted payment by the Lending Bank by means of breaking up the whole into parts;

4.	Borrower breaches other provisions hereof;

5.	Other circumstances deemed appropriate by the Lending Bank.

Article 15 Records and documents in respect of the use of the loan capital to be provided timely by Borrower

The Borrower undertakes to promptly provide the records and documents in respect of the use of the loan capital, including but not limited to:

1. Transaction materials (including written or electronic documents which can prove the specific purpose of loan capital, such as commodity, labor and capital contracts and/or invoices);

2. Fund transfer voucher and payment settlement proofs;

3. Other documents required by the Lending Bank.

Chapter 6 Repayment of Loan

Article 16	The Borrower shall pay the interest as stipulated herein and repay the principal as agreed in item 1 of the following.

1. One-off payment of principal. The Borrower shall repay the overall principal on July 14, 2013 ;

2. Repaying principal by installments with the specific amounts and dates specified as follows:

First installment:

(1) Amount of principal to be repaid: (In words): ___/___

(2) The principal shall be repaid on: ___/___

Second installment:

(1) Amount of principal to be repaid: (In words): ___/___

(2) The principal shall be repaid on ___/___

Third installment:

(1) Amount of principal to be repaid: (In words): ___/___

(2) The principal shall be repaid on ___/___

Other terms:

_____________________________/______________________________

If the date of repayment of the loan falls on a non-business day of Lending Bank, it shall be postponed to the immediately next business day and such non-business day shall be included in the actual occupation days. When the last installment of principal is paid, the interests shall be settled.

Article 17 Borrower shall deposit sufficient funds for repayment of the principal and interest due in the account opened with Lending Bank prior to the interest settlement date or principal repayment date stated in this Contract and proof of indebtedness/loan, and repay the loan as follows:

1.	Authorizing Lending Bank to deduct from borrower’s account at agreed interest settlement date or principal repayment date;

2.	Repaying directly by Borrower.

Article 18 Borrower shall repay the principal and interest of loan hereunder as stipulated in the Contract; otherwise, Lending Bank is entitled to deduct payables, loan interests and compound interests, and loan principal in turn from any accounts opened by Borrower with Lending Bank or its any branch. Where loan principal or interests are defaulted by 90 days, the deduction order is subject to relevant regulations of Ministry of Finance.

If in certain day of repayment of principal and interest, a sum repaid by Borrower is not enough to repay payables due, the sum shall firstly be used to pay Borrower’s payables before it can be used to repay loan interests and compound interests, and finally loan principal. Where loan principal or interests are defaulted by 90 days, the deduction order is subject to relevant regulations of Ministry of Finance.

Article 19 Where Borrower intends to repay the loan in advance, a written application shall be submitted to Lending Bank for approval 30 business days in advance.

The interest calculation standard for advance repayment is [  /  ]:

1.	Calculating until the advance repayment date according to interest rate stipulated by this Contract;

2.	Others: ___________/________

Article 20 Where intending to postpone the loan under loan contract, Borrower shall submit the written loan extension application to Lending Bank for approval [ / ] business days in advance. If Lending Bank approves, both parties shall conclude Loan Extension Contract as the supplement to this Contract.

Chapter 7 Guarantee

Article 21 The guarantee for the loan hereunder is: 1, 2 & 3.

1.	Shenzhen Borou Industrial Co., Ltd. and Wu Henian (guarantors) bear joint and several liabilities of guarantee; the guarantee contract number is GB38921201001-1 and GB38921201001-2.

2.	Sun Jiayao and Tu Lanzhen (mortgagors) provide estate (collateral) mortgage guarantee; the guarantee contract number is GD38921201001.

3.	Shenzhen Sanjun Power Industries Co., Ltd (pledgor) provides accounts receivable (pledge/pledge right) pledge guarantee; the pledge contract number is G238921201.

Article 22 Lending Bank and Guarantors shall sign guarantee contract for guarantee issues, and handle the formalities of contract notarization and/or guaranty insurance and registration.

Article 23 Where loan contract is extended, Borrower and Guarantors shall continue to bear guarantee responsibilities during the loan extension period. The guarantee contract is valid during the loan extension period.

Chapter 8 Expenses and Compensation

Article 24 Where Borrower acts as the entrusting party, it shall bear all expenses required for signing and performing this Contract and corresponding guarantee contract, including notarization, registration and insurance expenses.

Article 25 When Lending Bank requests, Borrower shall immediately compensate Lending Bank for all expenses and expenditures incurred by Lending Bank for exercising its any rights hereunder, including but not limited to litigation cost, travel expenses and other expenses for realizing creditor’s rights.

Chapter 9 Borrower’s Representations and Warranties

Article 26 Borrower is a legal person entity/other organization established in good standing in accordance with Chinese laws, with independent civil capability, and has full power, authority and right to bear civil liability and carry out business activities with all its assets.

Article 27 Borrower has full power, authority and right to sign this Contract and be engaged in transactions hereunder, and has adopted or obtained all necessary legal person behaviors, other actions and approvals to authorize the signing and performance of this Contract, which is signed by legal representative or agent of Borrower and is affixed with official seal of Borrower.

Article 28 Borrower has obtained all approvals from governments and the third parties for signing this Contract; Borrower’s signing and performing this Contract will not violate Borrower’s legal person formation/approval documents (if any) and other agreements to which it is a party.

Article 29 All documents, materials and proofs provided by Borrower to Lending Bank for signing and performing the transactions hereunder are true, complete, accurate and effective; the financial statements submitted by Borrower truly reflect Borrower’s financial status when these financial statements are issued.

Article 30 This Contract is legal and valid, constituting obligations with legal restraint toward Borrower.

Article 31 Borrower shall open accounts with Lending Bank, through which the capitals hereunder will be settled and used.

Article 32 To guarantee the validity, legality or forced execution of this Contract, Borrower has completed or will complete all necessary registration, filing and notarization formalities.

Article 33 Borrower is not under any action, arbitration or administration proceedings which may materially affect its capacity of performing its obligations hereunder.

Article 34 The representations and warranties of Borrower shall remain correct before the loan principal and interests are repaid, and Borrower shall offer documents required by Lending Bank.

Article 35 Borrower has no incident of breach.

Article 36 Borrower has read and understood the contents hereof, and has signed and performed this Contract voluntarily; Borrower’s all expressions hereunder are true.

Article 37 True, complete and valid documents shall be submitted as per requirements of Lending Bank. Where Borrower belongs to group client confirmed by Lending Bank in accordance with Guideline for Credit Business Risk Management of Group Clients of Commercial Banks, borrower shall timely report the status of related transaction involving 10% or more of net assets to Lending Bank in accordance with Article 17 of the Guideline, including relationship of transaction parties, transaction items, nature, amount or proportion and pricing policy (including transaction without amount or with nominal amount).

Article 38 Borrower undertakes to assist Lending Bank in loan payment management, post-loan management and relevant check.

Article 39 Borrower shall accept Lending Bank’s investigation, understanding and supervision on its production, business and financial status, and provide Lending Bank with financial statements of recent one month such as Balance Sheet and Profits & Losses Statement or other documents reflecting Borrower’s credit status.

Article 40 During effective term hereof, where borrower’s name, legal representative or legal address will be changed, Borrower shall notify Lending Bank in writing 30 business days in advance.

Article 41 Before settling all its liabilities hereunder, where Borrower plans to invest, materially increase liability financing, merge, divide, reduce capitals, transfer equities or assets, apply for reorganization, dissolution or bankruptcy, or involves in other important issues which may change the creditor and debtor relationship hereof or other actions which may affect benefits of Lending Bank, Borrower shall notify Lending Bank in writing 30 business days in advance and obtain its approval, and shall settle its liabilities.

Article 42 Borrower warranties that during effective period hereof, without written approval from Lending Bank, it will not undertake any liabilities for other enterprises, organizations or individuals, or offer security guarantee, or mortgage or pledge borrower’s assets or benefits, which may affect its capacity of repaying its loan hereunder.

Article 43 Borrower shall immediately notify Lending Bank in writing of any incidents which endanger its normal business, adversely affect its repayment obligation hereunder or major unfavorable issues which may affect its capacity of repaying liabilities.

Article 44 Lending Bank is entitled to require Borrower to open following account with Lending Bank as special capital recovery amount; Borrower shall open such account as per requirements of Lending Bank and sign account management agreement, timely notify Lending Bank of the account balance and accept its management on recovered capitals. Lending Bank is entitled to recover the loan in advance. The account information is as follows:

Opening bank: China Everbright Bank Co., Ltd Shenzhen Shangbu Branch

Account No.: 38920188000038601

Except agreed by Lending Bank, online banking business is not available to capital recovery account.

Chapter 10 Breaches

Article 45 Any following incidents constitute the breach hereof:

1.	Borrower fails to repay interests or principal according to provisions hereof;
2.	Borrower fails to use the loan as per purposes stipulated by this Contract;
3.	Failing to pay loan capital as per agreed ways;
4.	Failing to abide by undertakings;
5.	Exceeding agreed financial indexes (subject to reply on credit from Lending Bank);
6.	Occurrence of major crossed breaches;
7.	Borrower provides Lending Bank with false Balance Sheet and Profits & Losses Statement or other financial statements which conceal important facts, or refuses to accept supervision and inspection from Lending Bank on its loan use or production, business and financial activities.
8.	The representations and warranties made by Borrower or Guarantor hereunder, and representations and warranties made by Guarantor under guarantee contract, are proved to be false or misleading;
9.	Borrower or Guarantor breaches any other contracts to which it is a party;
10.	Borrower or Guarantor faces deteriorated operation and financial situation;
11.	The mortgage, pledge / deliver of pledge related to the loan hereunder are depreciated, damaged or lost;
12.	Borrower or Guarantor is merged, divided or under stock-system reformation, without raising repayment arrangement or debt reorganization scheme satisfactory to Lending Bank.
13.	Borrower or Guarantor goes bankrupt, is dissolved, closed, terminated or cancelled.
14.	Borrower fails to timely notify Lending Bank of following circumstances:
1)	Any major revision of its Articles of Association and any material change of its business activities;
2)	Any major revision of its accounting principles;
3)	Any major changes to finance, economy or other aspects of Borrower or its subsidiaries or parent companies.
15.	Borrower is involved in any litigation, arbitration or administrative proceedings which will greatly affect borrower’s financial status or capacity of performing obligations hereunder.
16.	Borrower’s properties are seized, detained or controlled legally, affecting or threatened to affect its capacity of performing obligations hereunder.
17.	As the Group Client confirmed by Lending Bank in accordance with the Directive, Borrower discounts or pledges notes and accounts receivable without true trade background at bank by utilizing false contract with affiliates, cheating bank capital or credit; or intentionally avoids bank debts through related transactions.
18.	Borrower breaches any other articles hereof, and fails to provide relief which is satisfactory to Lending Bank.
19.	Occurrence of other incidents or circumstances, materially affecting the rights of Lending Bank hereunder.

Article 46 Lending Bank will judge if aforesaid breaches occur and will notify Borrower; in case of occurrence, Lending Bank is entitled to adopt following one or more measures:

1.	Stop granting the loan hereunder;
2.	Declaring maturity of all loans which have been granted, and requiring Borrower to immediately repay loan principal, interests or other expenses incurred for realizing creditor’s rights;
3.	Requiring Borrower to add or change guarantor, mortgage, pledge/pledge right;
4.	Directly deducting Borrower’s payables hereunder from any account opened by Borrower with Lending Bank or its any branch;
5.	Declaring implementation or realization of rights under guarantee related to loan;
6.	Other proper measures deemed by Lending Bank.

Chapter 11 Miscellaneous

Article 47 During effective period hereof, Lending Bank is entitled to check the use of loan, and Borrower shall provide Lending Bank with relevant documents and explanations.

Article 48 Each party shall keep confidential the other party’s information about liabilities, finance, production and business known through signing and performing this Contract, except for consulting Borrower’s relevant status legally.

Article 49 Without prior consent from Lending Bank, Borrower shall not transfer or otherwise dispose of its any obligations hereunder.

Article 50 Lending Bank may assign its creditor’s rights hereunder to any third person without obtaining approval from Borrower, provided that Borrower shall be notified in writing at the time of assignment.

Article 51 Borrower shall fully pay all its payables hereunder, without any offset, deduction or advance withdrawal, nor shall be offset against any debt owed by Lending Bank to Borrower. Where any laws require Borrower to deduct or withdraw any funds to be paid to Lending Bank, Borrower shall pay to Lending Bank an extra sum so as to ensure the amount received by Lending Bank equals to the receivables if no deduction or advance withdrawal is made.

Article 52 Any grace, discount or postponement offered by Lending Bank to Borrower will not affect, damage or limit any rights owned by Lending Bank in accordance with this Contract and laws, and shall not be deemed as waiver of any rights hereunder by Lending Bank, nor shall it influence Borrower’s any liabilities and obligations hereunder.

Article 53 Should any clause of this Agreement be found to be invalid or unenforceable, it shall not affect the other clauses of this Agreement and other clauses hereof shall remain in full force and effect.

Article 54 No amendment to this Agreement, for whatever reason, shall be of any force or effect, unless it is reduced to writing and signed by each of the parties.

Article 55 The headings hereof are only inserted for convenience of reading, and shall not be used for interpretation or other purposes of this Contract. The scripts in the option or filling places hereof have same legal force with printed contents.

Article 56 Any notices or demands issued hereunder shall be in writing and sent to the address or fax of relevant party listed in first page hereof; any change to address or fax shall be notified to other party in time in writing.

Article 57 Any communications between both parties, if sent by personal delivery, it shall be deemed having served after delivery; if sent by registered mail, it shall be deemed having served three days after mailing; if sent by fax, it shall be deemed having served when it is faxed.

Chapter 12 Law Application and Dispute Settlement

Article 58 Chinese laws shall apply to this Contract and its interpretation. Any disputes arising from performing this Contract shall be settled firstly by negotiation between both parties; failing that, the disputes can be submitted to court in the place of Lending Bank for litigation.

Chapter 13 Effectiveness, Modification and Termination

Article 59 This Contract becomes effective after being signed by legal representative or agent of both parties, and after being affixed with official seal.

Article 60 After this Contract becomes effective, except otherwise stipulated by laws or statutes or this Contract, no party shall change or terminate this Contract in advance unless both parties reach consensus through negotiation. Before reaching written agreement, the articles hereof remain effective.

Chapter 14 Attachments

Article 61 The unstated issues herein can be included in written agreement concluded by both parties as attachment hereto.

Chapter 15 Supplemental Rules

Article 62 This Contract is made in duplicate, with Borrower and Lending Bank each keeping one copy; both of which have same legal force.

Article 63 This Contract is concluded in Shenzhen on Jan. 15, 2013.

Article 64 The parties hereto agree with notarization of this Contract, and undertake to endow this Contract with forced execution. When Borrower fails to perform its obligations or the circumstances where Lending Bank can realize its creditor’s rights occur, Lending Bank can apply to the court with jurisdiction for forced execution. Borrower raises no objection to the application for forced execution. (This article is optional; both parties choose to ____2____ this article. 1. Adopt; 2. Not adopt).

(This page is signing page without text)

Borrower (seal):

Legal representative (or agent):	(Wu Henian)

Lending Bank (seal):	China Everbright Bank Co., Ltd Shenzhen Shangbu Branch

Legal representative (or agent):	(Gao Yunliang)